CKE INC. LAUNCHES INITIAL PUBLIC OFFERING

CARPINTERIA, Calif. – July 30, 2012 – CKE Inc. (the “Company”) announced today that it has commenced an initial public offering of 13,333,334 shares of its common stock at an anticipated public offering price between $14.00 and $16.00 per share. The Company is offering 6,666,667 of the shares and 6,666,667 are being offered by the sole stockholder of the Company. In addition, the underwriters have an option, exercisable within 30 days after the date of the final prospectus relating to the offering, to purchase up to an additional 2,000,000 shares from the selling stockholder. The Company will not receive any proceeds from the sale of the shares by the selling stockholder. The Company has applied to list its common stock on the New York Stock Exchange under the symbol “CK.”

The Company intends to use a portion of the net proceeds that it receives from the offering to redeem approximately $82.1 million aggregate principal amount of its 11.375% Senior Secured Second Lien Notes due 2018 and to pay the related early redemption premiums (for a total redemption price of approximately $91.5 million plus accrued interest). The Company intends to use the remaining proceeds it receives for general corporate purposes.

The offering is being made through an underwriting group led by Morgan Stanley, Citigroup and Goldman, Sachs & Co. Barclays, Credit Suisse and RBC Capital Markets are also acting as joint book-running managers in the offering. Apollo Global Securities, Cowen and Company and KeyBanc Capital Markets are acting as co-managers of the offering.

This offering will be made only by means of a prospectus. Copies of the preliminary prospectus and, when available, final prospectus relating to the offering may be obtained from: (i) Morgan Stanley at 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, Telephone: 866-718-1649, Email: prospectus@morganstanley.com; (ii) Citigroup at Brooklyn Army Terminal, 140 58th Street, Brooklyn, NY 11220, Telephone: 800-831-9146; (iii) Goldman, Sachs & Co. at 200 West Street, New York, NY 10282, Attention: Prospectus Department, Telephone: 866-471-2526, Facsimile: 212-902-9316, E-mail: prospectus-ny@ny.email.gs.com; (iv) Barclays Capital Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 888-603-5847, E-mail: barclaysprospectus@broadridge.com; (v) Credit Suisse at One Madison Avenue, New York, NY 10010, Attention: Prospectus Department, Telephone: 800-221-1037, Email: newyork.prospectus@credit-suisse.com; and (vi) RBC Capital Markets, LLC at Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281, Attention: Equity Syndicate, Telephone: 877-822-4089.

CKE Inc. is one of the world’s largest operators and franchisors of quick service restaurants. As of the end of the first quarter of fiscal 2013, the Company, through its subsidiaries, had a total of 3,263 franchised or company-operated restaurants in 42 states and 25 foreign countries primarily under our Carl’s Jr.® and Hardee’s® brands.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contact:
Beth Mansfield, CKE Inc.
Public Relations
805/745-7741
bmansfield@ckr.com